Exhibit 10.54

18872 MacArthur Blvd., Suite 200 Irvine, CA 92612-1400 Phone: (949) 225-4500 www.autobytel.com	Glenn E. Fuller Executive Vice President, Chief Legal and Administrative Officer and Secretary DIRECT LINE: 949.862.1392 FACSIMILE: 949.797.0484 glennf@autobytel.com

February 23, 2016

Jose Vargas
[Personal Residence Address Redacted]

Re: Changes in Terms of Employment

Dear Jose:

As you are aware, effective as of October 1, 2015, Autobytel Inc., a Delaware corporation (“Company”) acquired AutoWeb Inc., a Delaware corporation (“AutoWeb”). You were previously employed by AutoWeb and in connection with the acquisition your employment transferred to Company.

Company has decided to offer to you various changes to your compensation as set forth on the Exhibit A attached hereto (“Offer Letter Schedule”). This letter confirms the terms and conditions upon which Company is offering you the foregoing changes to your compensation. Note that this offer and the foregoing changes to your compensation are contingent upon your acceptance of this letter and satisfaction of the various conditions and requirements that must be completed prior to these changes becoming effective, which conditions and requirements are set forth below.

1.           Employment.

(a)           Upon this offer letter and the changes to your compensation becoming effective, (“Offer Effective Date”), the Company will employ you in the capacity set forth in the Offer Letter Schedule. In such capacity, you will report to such person or persons as may be designated by the Company from time to time.

(b)           Your employment is at will and not for a specified term and may be terminated by the Company or you at any time, with or without cause or good reason and with or without prior, advance notice. This “at-will” employment status will remain in effect throughout the term of your employment by the Company and cannot be modified except by a written amendment to this offer letter that is executed by both parties (which in the case of the Company, must be executed by the Company’s Chief Legal Officer) and that expressly negates the “at-will” employment status.

2.           Compensation, Benefits and Expenses.  As compensation for the services to be rendered by you pursuant to this agreement, you will receive the payments and be entitled to participate in the benefits set forth below, subject to the terms and conditions set forth below or in such payment or benefit plans or arrangements.  If at any time a conflict between anything in this letter and the applicable benefit plan arises, the terms of the benefit plan controls.  Your compensation and benefits shall be paid or made available in accordance with the Company’s normal payroll and other practices and policies of the Company.

(a)           The Company hereby agrees to pay you a base salary as set forth on the Offer Letter Schedule. Your base salary is subject to adjustment from time to time by the Company in the Company’s sole discretion.

Jose Vargas
Offer Letter

(b)           You shall be eligible to participate in annual incentive compensation plans, if any, that may be adopted by the Company from time to time and that are afforded generally to persons employed by the Company at your employment level and position, geographic location and applicable department or operations within the Company (subject to the terms and conditions of any such annual incentive compensation plans). Should such an annual incentive compensation plan be adopted for any annual period, your target annual incentive compensation opportunity will be as established by the Company in its sole discretion for each annual period, which may be up to a percentage set forth on the Offer Letter Schedule of your annualized rate (i.e., 24 X Semi-monthly Rate) based on achievement of objectives specified by the Company each annual incentive compensation period (which may include Company-wide performance objectives; divisional, department or operations performance objectives and/or individual performance objectives, allocated between and among such performance objectives as the Company may determine) and subject to adjustment by the Company based on the Company’s evaluation and review of your overall individual job performance in the sole discretion of the Company. Specific annual incentive compensation plan details, target incentive compensation opportunity and objectives for each annual compensation plan period will be established each year. Awards under annual incentive plans may be prorated by the Company in its discretion for a variety of factors, including time employed by the Company during the year, adjustments in base compensation or target award percentage changes during the year, and unpaid time off.  You understand that the Company’s annual incentive compensation plans, their structure and components, specific target incentive compensation opportunities and objectives, the achievement of objectives and the determination of actual awards and payouts, if any, thereunder are subject to the sole discretion of the Company.  Awards, if any, under any annual incentive compensation plan shall only be earned by you, and payable to you, if you remain actively employed by the Company through the date on which award payouts are made by the Company under the applicable annual incentive compensation plan.  You will not earn any such award if your employment ends for any reason prior to that date.

(c)           You shall be entitled to participate in such ordinary and customary benefits plans afforded generally to persons employed by the Company at your employment position and level and geographic location (subject to the terms and conditions of such benefit plans, your enrollment in the plans and making of any required employee contributions required for your participation in such benefits, your ability to qualify for and satisfy the requirements of such benefits plans).  You will accrue vacation under the Company’s vacation accrual policy at the rate set forth on the Offer Letter Schedule. Accrual of vacation is subject to a limitation on accrual as set forth in the Company’s vacation accrual policy.

(d)           You are solely responsible for the payment of any tax liability that may result from any compensation, payments or benefits that you receive from the Company. The Company shall have the right to deduct or withhold from the compensation due to you hereunder any and all sums required by applicable federal, state, local or other laws, rules or regulations, including, without limitation federal and state income taxes, social security or FICA taxes, and state unemployment taxes, now applicable or that may be enacted and become applicable during your employment by the Company.

(e)           Upon termination of your employment by either party, whether with or without cause, you will be entitled to receive only that portion of your compensation, benefits, reimbursable expenses and other payments and benefits required by applicable law or by the Company’s compensation or benefit plans, policies or agreements in which you participate and pursuant to which you are entitled to receive the compensation or benefits thereunder under the circumstances of and at the time of such termination (subject to and payable in accordance with the terms and conditions of such plans, policies or agreements).

3.           Conditions and Requirements To Effectiveness of Offer. This offer and the changes in your employment status and compensation is contingent upon various conditions and requirements that must be completed prior to the changes in your employment status and compensation becoming effective. These conditions and requirements include, among other things, the following:

Jose Vargas
Offer Letter

       (i)                      Your acceptance, execution and delivery of this offer letter together with the Company’s Employee Confidentiality Agreement and Mutual Agreement to Arbitrate, the forms of which accompany this offer letter and which are hereby incorporated herein by reference. Please sign this offer letter and these other documents and return the signed original documents to Joselyn Chamochumbi in the Company’s Human Resources Department.

       (ii)                    Your execution and delivery of your acknowledgment and agreement to the Company’s Employee Handbook and the various policies included therein, Securities Trading Policy, Code of Conduct and Ethics. Upon your acceptance of this offer letter, you will be provided instructions how to access online, sign and return these documents.

The documents referenced in Sections 3(i) and (ii) above are referred to herein as the “Standard Employee Documents.”

4.           Amendments and Waivers.  This agreement may be amended, modified, superseded, or cancelled, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. In the case of Company, any of the foregoing shall not be effective unless executed by the Company’s Chief Legal Officer. No delay on the part of any party in exercising any right, power, or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any right hereunder, nor any single or partial exercise of any rights hereunder, preclude any other or further exercise thereof or the exercise of any other right hereunder.

5.           Notices.  Any notice required or permitted under this agreement will be considered to be effective in the case of (i) certified mail, when sent postage prepaid and addressed to the party for whom it is intended at its address of record, three (3) days after deposit in the mail; (ii) by courier or messenger service, upon receipt by recipient as indicated on the courier's receipt; or (iii) upon receipt of an Electronic Transmission by the party that is the intended recipient of the Electronic Transmission. The record addresses, facsimile numbers of record, and electronic mail addresses of record for you are set forth on the signature page to this agreement and for the Company as set forth in the letterhead above and may be changed from time to time by notice from the changing party to the other party pursuant to the provisions of this Section 5. For purposes of this Section 5, "Electronic Transmission” means a communication (i) delivered by facsimile, telecommunication or electronic mail when directed to the facsimile number of record or electronic mail address of record, respectively, which the intended recipient has provided to the other party for sending notices pursuant to this Agreement and (ii) that creates a record of delivery and receipt that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

6.           Choice of Law.  This agreement, its construction and the determination of any rights, duties or remedies of the parties arising out of or relating to this agreement will be governed by, enforced under and construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such state.

7.           Severability.  Each term, covenant, condition, or provision of this agreement will be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision will be deemed to be invalid or unenforceable, the arbitrator or court finding such invalidity or unenforceability will modify or reform this agreement to give as much effect as possible to the terms and provisions of this agreement.  Any term or provision which cannot be so modified or reformed will be deleted and the remaining terms and provisions will continue in full force and effect.

Jose Vargas
Offer Letter

     8.           Interpretation.  Every provision of this agreement is the result of full negotiations between the parties, both of whom have either been represented by counsel throughout or otherwise been given an opportunity to seek the aid of counsel. No provision of this agreement shall be construed in favor of or against any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof. Captions and headings of sections contained in this agreement are for convenience only and shall not control the meaning, effect, or construction of this agreement. Time periods used in this Agreement shall mean calendar periods unless otherwise expressly indicated.

9.           Entire Agreement.  This Agreement, together with the Standard Employee Documents, is intended to be the final, complete and exclusive agreement between the parties relating to the employment of you by the Company and all prior or contemporaneous understandings, representations and statements, oral or written, are merged herein.  No modification, waiver, amendment, discharge or change of this agreement shall be valid unless the same is in writing and signed by the party against which the enforcement thereof is or may be sought.

10.         Counterparts; Facsimile or PDF Signature.  This agreement may be executed in counterparts, each of which will be deemed an original hereof and all of which together will constitute one and the same instrument. This agreement may be executed by facsimile or PDF signature by either party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

Jose Vargas
Offer Letter

This offer shall expire seven (7) calendar days from the date of this offer letter. Should you wish to accept this offer and its terms and conditions, please confirm your understanding of, agreement to, and acceptance of the foregoing by signing and returning to the undersigned the duplicate copy of this offer letter enclosed herewith..

AUTOBYTEL INC. By: /s/ Glenn E. Fuller Glenn E. Fuller Executive Vice President, Chief Legal and Administrative Officer and Secretary

Accepted and Agreed
as of the date
first written above:

/s/ Jose Vargas
Jose Vargas
[Personal Residence Address Redacted]

Jose Vargas
Offer Letter

Exhibit A
Offer Letter Schedule

Employment Capacity/Title:  Chief Revenue Officer

Offer Effective Date: January 1, 2016

Base Salary:  Semi-monthly Rate of Nine Hundred Eighty Three Dollars and Thirty Four Cents ($983.34), which equates to an annualized rate of approximately Twenty Three Thousand Six Hundred Dollars ($23,600)

Vacation Accrual Rate: Vacation accrues at a rate equal to two weeks (80 hours for full-time employees) per year (3.34 hours per pay period).

\s\ JV                                                                                                \s\ GEF
Employee Initials                                                                           Company Initials

Employee Confidentiality Agreement

This Employee Confidentiality Agreement (“Agreement”) is entered into effective as of January 1, 2016 (“Effective Date”), between Autobytel Inc. and its affiliated companies, (“Company”), and Jose Vargas (“Employee”).

In consideration of Employee’s employment and the compensation paid to Employee, Employee hereby acknowledges and agrees with Company as follows:

1.           Definitions.  As used in this Agreement, the following terms have the following definitions:

a.	“Clients” means any person or entity for whom Company performs services, to whom Company sells or licenses products, or from whom Company, Employee, or both obtain information.

b.
“Confidential Information” means proprietary techniques and confidential information that Company has or will maintain, develop, compile, or own, or that Company receives under conditions of confidentiality.  Confidential Information includes not only information disclosed by Company (including its employees, agents, and independent contractors) or its Clients to Employee in the course of employment, but also information (including Inventions) developed or learned by Employee during the course of employment with Company.  Confidential Information is to be broadly defined and includes (i) all information that has or could have commercial value or other utility in the business in which Company or Clients are engaged or in which they contemplate engaging, and (ii) all information that, if disclosed without authorization, could be detrimental to the interest of Company or Clients, whether or not such information is identified as Confidential Information by Company or Clients or any other information protected by the California Uniform Trade Secrets Act, Cal. Civ. Code § 3426 et seq or by the equivalent laws of the state in which Employee’s primary work location is located (“Employee’s Primary Work Location State”).  By way of example and without limitation, Confidential Information includes all information on teaching techniques, processes, formulas, trade secrets, Inventions, discoveries, improvements, research or development test results, specifications, data, know-how, formats, marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, pricing, and customer and/or supplier identities, characteristics, preferences and agreements.

c.
“Inventions” means discoveries, developments, designs, ideas, improvements, inventions, formulas, processes, techniques, graphics, computer software, know-how, and data (whether or not patentable or registerable under copyright or similar statutes) made, conceived, reduced to practice, or learned by Employee (either alone or jointly with others) during the period of employment, that (i) are related to or useful in the business of Company, (ii) result from any work performed by Employee for Company, or (iii) result from the use of premises owned, leased, or otherwise used or acquired by Company.

2.	Protection of Company’s Confidential Information.

a.
At all times during and after Employee’s employment, Employee will hold in trust, keep confidential, not make use of, and not disclose or reveal to any third party any Confidential Information, except in the course of Employee’s employment with Company and for the benefit of Company.  Employee will not cause the transmission, removal, or transport of Confidential Information or Inventions from Company’s principal place of business at 18872 MacArthur Boulevard, Second Floor, Irvine, California, Employee’s Primary Work Location, or such other place of business specified by Company, without the prior written approval of Company’s Chief Legal Officer (“CLO”).

b.
Employee acknowledges that the unauthorized use or disclosure of Confidential Information may be highly prejudicial to the interests of Company or its Clients, an invasion of privacy, or an improper disclosure of trade secrets.

c.
If Employee desires to publish the results of Employee’s work for Company through literature or speeches, Employee must submit such literature or speeches to the CLO at least sixty (60) days before dissemination of such information.  Employee will not publish, disclose, or otherwise disseminate such information without the prior written approval of the CLO.  Whenever the approval, designation, specification, or other act of the CLO is required under this Agreement, the CLO may, by written designation, authorize an agent of Company to perform such act.

3.	Non-Solicitation.

a.
Employee acknowledges and agrees that: (i) the Company is engaged in business throughout the United States ("Restricted Area") and online and, therefore, the Company competes with businesses that could be located anywhere within the Restricted Area; (ii) Company has required Employee to make the covenants set forth herein as a condition to Employee's initial employment or continuing employment of Employee with Company; and (iii) the provisions of this Agreement are reasonable and necessary to protect and preserve Company's legitimate business interests in, without limitation, its Confidential Information, customer relationships, trade name and the goodwill associated therewith.

b.
Employee agrees that during Employee’s employment Employee shall not directly or indirectly engage in or prepare to engage in, or be employed by, any business that is engaging in or preparing to engage in any aspect of Company's business anywhere in the Restricted Area. The prohibitions contained in this Section shall extend to (i) activities undertaken by Employee directly on Employee's own behalf, and to (ii) activities undertaken by Employee indirectly through any individual, corporation or entity which undertakes such prohibited activities with Employee's assistance and in or with respect to which Employee is an owner, officer, director, trustee, shareholder, creditor, employee, agent, partner or consultant or participates in some other capacity.

c.
Except with the prior written consent of the CLO, Employee will not, directly or indirectly, during the period of employment with Company and for a period of one (1) year thereafter, contact, solicit, contract with, or accept business from, for or on behalf of a same, similar or competitive business as the Company, any entity or individual which (i) was or has been a customer of the Company within two (2) years prior to the cessation of Employee’s employment with the Company, or (ii) was or is a prospective customer of the Company with which Employee had business-related communications within two years prior to the cessation of Employee’s employment with the Company.

d.
For a period of one (1) year immediately after termination of Employee’s employment with Company, Employee will not solicit any employee of the Company to leave Company’s employ or induce a consultant to sever the consultant’s relationship with Company

4.	Prior Knowledge and Prior Relationships.

a.	Except as disclosed in Exhibit A, Employee has no knowledge of any of the Confidential Information other than information Employee has learned from Company.

b.
Employee has disclosed in Exhibit A a complete list of all Inventions that are proprietary to Employee and that Employee wants to exclude from the application of this Agreement.  Company will receive and hold all such disclosures in confidence.

c.
Employee has no agreements, relationships, or commitments to any other person or entity that conflict with or would prevent Employee from performing any of Employee’s obligations to Company under this Agreement.

d.
Employee will not disclose to Company, use, or induce Company to use any proprietary information or trade secrets of others.  Employee represents and warrants that, prior to commencing employment with Company, Employee has returned all property and confidential information belonging to all others, including former employers.

5.           Assignment of Employee Inventions.

a.	Employee will promptly disclose in writing to Company all Inventions.

b.
All Inventions belong to and are the sole property of Company and will be Inventions of Company subject to this Agreement.  Employee assigns and agrees to assign to Company all right, title, and interest in the United States and all other countries of the world that Employee may have or may acquire in and to all Inventions.  Employee shall sign and deliver to Company (during and after employment) any other documents that Company considers desirable to provide evidence of (i) the assignment of all rights of Employee, if any, in any Inventions and (ii) Company’s ownership of such Inventions.

c.	To the extent that any of the Inventions is capable of protection by copyright:

i.	if the Invention falls within the scope of subsection (ii) of the definition of “work made for hire” in Section 101 of the U.S. Copyright Act, Employee acknowledges that it is work made for hire, or

ii.
to the extent that the Invention may not be a work made for hire, Employee hereby assigns and agrees to assign to Company all rights in the Invention in the United States and all other countries of the world.

d.
Any provision in this Agreement requiring Employee to assign rights to an invention does not apply to any Invention that qualifies under California Labor Code § 2870, which is reprinted in its entirety in Exhibit B unless the laws of the Employee’s Primary Work Location  State allow for such assignment of rights, in which case the applicable law of the Employee’s Primary Work Location State shall govern.  Execution of this Agreement constitutes Employee’s acknowledgement of receipt of notification of this paragraph, including Exhibit B, and the limitations on Employee’s assignment of Inventions.

e.
Employee agrees to execute any documents and provide such other assistance at any time as reasonably required by Company in connection with the registration, assignment, application, prosecution, obtaining, securing, or prosecuting of copyright, trademark, patent or other protection for any Invention, or other perfection of Company=s ownership of the Inventions and proceedings related thereto, all at Company’s expense but without consideration to Employee in excess of Employee’s salary or wages.  If Company requires any assistance after termination of Employee’s employment, Employee will be compensated for time actually spent in providing that assistance at an hourly rate equivalent to Employee’s salary or wages during the last period of employment with Company.

f.
If Company is unable to secure Employee’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, whether due to Employee’s mental or physical incapacity or any other cause, Employee hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections, with the same force and effect as if executed and delivered by Employee.

6.           Termination of Employment.

a.
If Employee’s employment with Company is terminated for any reason, Employee shall promptly and without request (i) inform Company of and deliver to Company all documents and data pertaining to Employee’s employment and the Confidential Information and Inventions, whether prepared by Employee or otherwise coming into Employee’s possession or control; and (ii) sign the Termination Certificate in Exhibit C.  Employee shall not retain any written or other tangible material containing any information concerning or disclosing any Confidential Information or Inventions.

b.
If Employee’s employment with Company is terminated for any reason, Employee will protect the value of the Confidential Information and Inventions and will prevent their misappropriation or disclosure.  Employee will not disclose or use any Confidential Information or Inventions for Employee’s benefit or the benefit of any third party, or to the detriment of Company or its Clients.

c.
Employee recognizes that the unauthorized taking of Company’s trade secrets may be a crime under California Penal Code § 499c, punishable by imprisonment for a time not exceeding one (1) year, by a fine not exceeding Five Thousand Dollars ($5,000.00), or both.  Employee further recognizes that such unauthorized taking of Company’s trade secrets could also result in civil liability under the California Uniform Trade Secrets Act (Civil Code §§ 3426-3426.11), and that willful misappropriation may result in an award against Employee for triple the amount of Company’s damages and Company’s attorney fees in collecting such damages.  The laws of the Employee’s Primary Work Location State may provide for similar penalties.

7.           Specific Performance.

a.
Because Employee’s breach or threatened breach of this Agreement will or is likely to cause Company irreparable harm for which money damages would be inadequate to compensate Company, the Company will be entitled to file a lawsuit seeking injunction relief and other equitable remedies to enforce this Agreement without the necessity of posting a bond, in addition to damages and other available remedies.

b.	Employee acknowledges and agrees that the protections set forth in this Agreement are a material condition to employment with and compensation by Company.

8.           Cooperation in Proceedings  Employee agrees to assist and cooperate (including, but not limited to, providing information to the Company and/or testifying in a proceeding) in the investigation and handling of any internal investigation, legislative matter, or actual or threatened court action, arbitration, administrative proceeding, or other claim involving any matter that arose during the period of Employee’s employment.  Employee shall be reimbursed for reasonable expenses actually incurred in the course of rendering such assistance and cooperation.  Employee’s agreement to assist and cooperate shall not affect in any way the content of information or testimony provided by Employee.

9.           Notices.  Any notice, report, or statement required or permitted under this Agreement will be considered to be given or transmitted when sent by certified mail, postage prepaid, addressed to the party for whom it is intended at its address of record; by facsimile, which notice will be effective on computer confirmation of receipt; or by courier or messenger service, which notice will be effective on receipt by recipient as indicated on the courier’s receipt.  The record addresses of the parties are as follows:

Company:	Autobytel Inc. 18872 MacArthur Boulevard, Suite 200 Irvine, California 92612-1400 Telephone: (949) 225-4500 Facsimile: (949) 862-1323 Attention: Chief Legal Officer
Employee:	Jose Vargas [Personal Residence Address Redacted]

10.           At-Will Employment. Employee acknowledges that this Agreement is not to be construed as a contract of continued employment between Employee and Company.  Unless Employee has an express written individual employment agreement with Company signed by the CLO that explicitly states that the employment relationship is other than at will, Employee’s employment is “at-will,” and either Company or Employee may terminate the employment relationship at any time for any or no reason without cause or notice.

11.           Amendment.  This Agreement may be supplemented, amended, or modified only by the mutual agreement of the parties.  No supplement, amendment, or modification of this Agreement will be binding unless it is in writing and signed by both parties. In the case of Company, any of the foregoing shall not be effective unless executed by the Company’s Chief Legal Officer.

12.           Exhibits.  The following agreements and exhibits constitute a part of this Agreement and are incorporated into this Agreement by this reference.

Exhibit A - Prior Knowledge and Inventions

Exhibit B - Company’s Written Notification to Employee of Labor Code § 2870

Exhibit C - Termination Certificate

If any inconsistency exists or arises between a provision of this Agreement and a provision of any exhibit, the provisions of this Agreement will prevail.

13.           No Waiver.  No waiver of a breach, failure of any condition, or any rights or remedy contained in or granted by this Agreement will be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy.  No waiver of any breach, failure, right, or remedy will be deemed a waiver of any other breach, failure, right, or remedy, whether or not similar, nor will any waiver constitute a continuing waiver unless the writing so specifies.

14.           Attorneys Fees.  In any litigation, arbitration, or other proceeding by which one party either seeks to enforce its rights under this Agreement (whether in contract, tort, or both) or seeks a declaration of any rights or obligations under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorney fees, together with any costs and expenses, to resolve the dispute and to enforce the final judgment.  For purposes of this provision “prevailing party” refers to the one party who is successful in enforcing its rights under this Agreement or who is granted a declaratory judgment in its favor.  If more than one party is successful in enforcing rights under this provision in the same action, each party shall bear its own fees.

15.           Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Florida without giving effect to such State’s choice of law rules.  This Agreement is deemed to be entered into entirely in the State of
Florida.  This Agreement shall not be strictly construed for or against either party.

16.           Severability.  Any provision of this Agreement that in any way contravenes the law of any state or country in which this Agreement is effective will, in that state or country, to the extent the law is contravened, be considered separable and inapplicable and will not affect any other provision or provisions of this Agreement.

17.           Arbitration.  Any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, shall be governed by the terms of that certain Mutual Agreement to Arbitrate dated as of the Effective Date between Company and Employee, which is incorporated herein by reference.

18.           Binding Effect.  This Agreement will inure to the benefit of and be binding on the successors and assigns of Company and Employee.

19.           Integration.  This Agreement, and all other agreements and exhibits referred to in this Agreement constitutes the final, complete, and exclusive statement of the terms of this Agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous oral and written understandings or agreements of the parties.  No party has been induced to enter into this Agreement by, nor is any party relying on, any representation or warranty outside those expressly set forth in this Agreement.

CAUTION: THIS AGREEMENT AFFECTS YOUR RIGHTS TO INVENTIONS YOU MAKE DURING YOUR EMPLOYMENT AND RESTRICTS YOUR RIGHT TO DISCLOSE OR USE COMPANY’S CONFIDENTIAL INFORMATION DURING OR AFTER YOUR EMPLOYMENT.

EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ITS TERMS.  EMPLOYEE HAS COMPLETELY FILLED OUT EXHIBIT A AND HAS RECEIVED A COPY OF EXHIBIT B, WHICH IS THE WRITTEN NOTIFICATION TO EMPLOYEE CONTAINING CALIFORNIA LABOR CODE § 2870.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

Company: AUTOBYTEL INC.
By:	/s/ Glenn E. Fuller Glenn E. Fuller Executive Vice President, Chief Legal and Administrative Officer and Secretary

Employee: /s/ Jose Vargas Jose Vargas

Exhibit A

Prior Knowledge and Inventions

1.           I acknowledge that I know nothing about the Confidential Information and Inventions other than the following information that has been disclosed to me by Company or its Clients (if none, so state):[Specify]:

2.           I acknowledge that I have not conceived, made, or reduced to practice (alone or jointly with others) any Inventions other than the following, which are excluded from application of this Agreement (if none, so state):[Specify generally to avoid disclosure of another’s  confidential information]:

3.           I acknowledge that I have no other current or prior agreements, relationships, or commitments that conflict with this Agreement or with my relationship with Company other than the following (if none, so state): [Specify]:

Dated:  2/23/2016            Name: /s/ Jose Vargas
(Signature)

Exhibit B

Company’s Written Notification to Employee of
labor code § 2870

In accordance with California Labor Code, § 2870, you are hereby notified that your Employee Confidentiality Agreement does not require you to assign to Company any Invention for which no equipment, supplies, facility, or trade secret information of Company was used and that was developed entirely on your own time, and does not relate to the business of Company or to Company’s actual or demonstrably anticipated research or development, or does not result from any work performed by you for Company.

The following is the text of California Labor Code, § 2870:

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, or trade secret information except for inventions that either:

(1) Relate at the time of conception or reduction to
practice of the invention to the employer’s business,
or actual or demonstrably anticipated research or
development of the employer; or

(2) Result from any work performed by the employee
for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

I hereby acknowledge receipt of this written notification.

Dated: 2/23/16             Name: /s/ Jose Vargas
(Signature)

Exhibit C

Termination Certificate

I hereby certify that I have complied with and will continue to comply with all the terms of the Employee Confidentiality Agreement of January 1, 2016, (“Agreement”), which I signed, including the prompt reporting of all Inventions conceived or made by me that are covered by the Agreement.  All capitalized terms used but not defined in this certificate will have the meanings ascribed to them in the Agreement.

I further certify that I do not have in my possession, nor have I failed to return, any Confidential Information or copies of such information, or other documents or materials, equipment, or other property belonging to Company or its Clients.

I agree that, in compliance with the Agreement, I will preserve as confidential and not use any Confidential Information, Inventions, or other information that has or could have commercial value or other utility in the business in which Company or its Clients are engaged or in which they contemplate engaging.  I will not participate in the unauthorized disclosure of information that could be detrimental to the interests of Company or its Clients, whether or not such information is identified as Confidential Information by Company or its Clients.

On termination of my employment with Company, I will be employed by ____________________________ [name of new employer] in its ________________________ [specify] Division and will be working in connection with the following projects: [Generally describe projects]:

Dated:                                                                             Name: _______________________________
                                                                                                                            (Signature)

MUTUAL AGREEMENT TO ARBITRATE

1.           Parties:  The parties to this Mutual Agreement to Arbitrate (“Agreement”) are Autobytel Inc. and the individual whose name appears below (“you” or “your”).

2.           Agreement to Arbitrate:  In an effort to resolve any legal disputes in an efficient and fair way, each party, in consideration of the promises made by the other, agrees that any dispute between them that is within the scope of this Agreement shall be submitted for resolution through final and binding arbitration instead of through trial by court or jury.  The arbitration shall be conducted before a single, neutral arbitrator in Orange County, California, and in accordance with the JAMS Employment Arbitration Rules (the “Rules”) then in effect, except that if those Rules conflict with this Agreement, then this Agreement controls.  (A copy of such Rules may be obtained from Autobytel’s Human Resources Department or on-line at www.jamsadr.com/rules-employment-arbitration.)  You acknowledge that you have read and reviewed the Rules to the extent you so desired before signing this Agreement.  The arbitration shall be administered by JAMS.

3.           Scope Of Agreement:  To the fullest extent allowed by law, this Agreement covers any dispute involving you and Autobytel that could otherwise be brought in court, including, without limitation, any claim related to your employment by Autobytel or the termination of that employment, whether that claim is based on contract, tort,  statute, ordinance, regulation, common law or otherwise.  Examples of disputes covered by this Agreement are claims for breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination in violation of public policy, retaliation, discrimination (because of race, color, sex, national origin, ancestry, religion, age, disability, medical condition, marital status, sexual orientation, or any other protected status as set forth in federal and state anti-discrimination laws, unlawful harassment, denial of leave, intentional and/or negligent infliction of emotional distress, fraud and deceit, negligent misrepresentation, libel, slander, invasion of privacy, assault, battery, false imprisonment, conversion, interference with contract or prospective economic advantage, malicious prosecution, abuse of process, and breach of fiduciary duty.  Additional non-exhaustive examples include claims to enforce rights to employee retirement or welfare benefits and claims for unpaid wages.  This Agreement also applies to any claim that Autobytel has against you that could otherwise be brought in court, including claims for misappropriation of Autobytel property, disclosure of trade secrets, interference with contract, trade libel, gross negligence, willful misconduct, or any other claim for alleged wrongful conduct or breach of the duty of loyalty.

4.           Disputes With  Parties Related to Autobytel:  Without limiting the breadth of the foregoing, this Agreement covers any claim between you and any other person, employee or entity affiliated with Autobytel, including benefit plans and the entities that administer them that could otherwise be brought in court.

5.           Claims Not Covered:  This Agreement does not cover (a) any claim for worker’s compensation benefits, (b) a judicial action by either party for a temporary restraining order or a preliminary injunction to preserve the status quo pending arbitration, (c) a charge or complaint with an administrative agency that alleges employment discrimination or failure to pay wages or other violations of employment laws or that seeks unemployment compensation, (d) claims arising under the National Labor Relations Act, (e) any report to a law enforcement agency, (f) or any other claim where mandatory arbitration is prohibited by law.

6.           Initiation of Arbitration:  The aggrieved party must file a written demand for arbitration with JAMS within the applicable statute of limitations.

7.           Selection Of Arbitrator:  The single arbitrator shall be selected by the parties in accordance with the Rules.  By this Agreement neither party waives the right to seek disqualification of the arbitrator.  If a party seeks disqualification due to a potential conflict of interest, then JAMS shall make the decision as to whether the arbitrator is disqualified, subject to any statutory judicial review authorized by law.

8.           Expenses and Fees of Arbitration:  If Autobytel initiates the arbitration, then it shall pay the full administrative fees charged by JAMS.  If you initiate the arbitration, then you shall pay JAMS an amount equal to the filing fee for initiating a lawsuit in court, and Autobytel shall pay the remainder of the administrative fees charged by JAMS.  The fees and expenses of the arbitrator shall be paid completely by Autobytel.

9.           Authority Of The Arbitrator:  The court, not the arbitrator, shall have the power to rule on the arbitrator’s jurisdiction, including any objections with respect to the existence, scope or validity of this Agreement.  Claims shall be brought in the parties’ individual capacities, and not as a plaintiff or class member in any purported class or representative proceeding.  The arbitrator may not consolidate more than one party’s claims, and may not otherwise preside over any form of representative or class proceeding.  The arbitrator shall follow the substantive law applicable and may award any remedy authorized by law, including costs and attorney’s fees that are authorized by statute.

10.           Procedures For Arbitration:  The procedures to be followed are those set forth in the Rules, except to the extent that those rules contradict this Agreement.  The arbitrator’s award shall contain written findings of fact and conclusions of law sufficient to explain the arbitrator’s decision with respect to the matters at issue.  A court of competent jurisdiction may enter judgment upon the award, either by (i) confirming the award, or (ii) vacating, modifying, or correcting the award (a) on any ground referred to in the Federal Arbitration Act, (b) where the findings of fact are not supported by substantial evidence, or (c) where the conclusions of law are erroneous.  If this provision of the Agreement providing for review of the arbitration award is adjudged to be void or otherwise unenforceable, in whole or in part, then the void or otherwise unenforceable provision shall be deemed to be stricken from this Agreement and that adjudication shall not affect the validity of the remainder of the Agreement.

11.           Discovery:  In any arbitration, the parties may conduct discovery to the same extent as would be permitted in court.

12.           Enforcement Of Agreement:  Your job duties constitute an activity that affects commerce among the states, making your employment by Autobytel a transaction involving commerce among the states. This agreement may be enforced in accordance with the provisions of the Federal Arbitration Act, 9 U.S.C. Sec. 1, et seq., or the provisions of any applicable state arbitration statute.  If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, then that adjudication shall not affect the validity of the remainder of the Agreement.

13.           Not A Contract of Continued Employment:  This Agreement does not guarantee employment for any definite period, and does not prevent Autobytel from ending or otherwise modifying your employment with or without cause or notice at any time.

14.           Modifications:  This Agreement survives the termination of your employment, and may be amended, modified or terminated only by a writing signed by you and Autobytel’s Chief Legal Officer.  This Agreement may not be modified by oral or implied agreements, understandings or arrangements.  No employee or agent of Autobytel is authorized to make any agreement, understanding or arrangement to the contrary.

15.           Voluntary Agreement:  You acknowledge that you have read this Agreement and the Rules and that you understand their terms, that you have had enough time to consult  an attorney before signing this Agreement, that you have taken that opportunity to the extent you wish to do so, and that you are not relying on any promises or representations not set forth in this Agreement.  You acknowledge that this Agreement is the complete agreement between you and Autobytel concerning the resolution of legal disputes, and that this Agreement supersedes any prior understandings or agreements on the same subject matter.  You understand that by this Agreement the parties agree to substitute arbitration for court or jury trial as a means of resolving their legal disputes.

Effective Date of Agreement:  January 1, 2016

AUTOBYTEL INC.

By:	/s/ Glenn E. Fuller Glenn E. Fuller Executive Vice President, Chief Legal and Administrative Officer and Secretary

Employee: /s/ Jose Vargas Jose Vargas